Exhibit 99.1

NVIDIA ANNOUNCES TWO-FOR-ONE STOCK SPLIT
AND $400,000,000 INCREASE IN STOCK REPURCHASE PROGRAM

SANTA CLARA, CA—MARCH 6, 2006—NVIDIA Corporation (Nasdaq: NVDA) today announced that its Board of Directors has approved a two-for-one stock split of the Company’s outstanding shares of common stock to be effected in the form of a 100% stock dividend. NVIDIA also announced that its Board has approved an increase in the Company’s existing share repurchase program.

Stock Split
The stock split will entitle each stockholder of record at the close of business on Friday, March 17, 2006 to receive one additional share for every outstanding share of common stock held. The additional shares resulting from the stock split are expected to be distributed by the transfer agent on or about Thursday, April 6, 2006. Upon the completion of the stock split, NVIDIA will have approximately 360 million shares of common stock outstanding.

Stock Repurchase Program
The Company also announced a $400,000,000 increase to the original stock repurchase program it announced in August 2004. As a result of this increase, the amount of common stock the Board of Directors has authorized to be repurchased has now been increased to a total of $700,000,000, of which the Company has purchased approximately $263,000,000.

The repurchases will be made from time to time in the open market, in privately negotiated transactions, or in structured share repurchase programs, in compliance with the Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other factors. The program does not obligate NVIDIA to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion. The purchases will be funded from available working capital. As of January 29, 2006, NVIDIA had over $950,000,000 of cash, cash equivalents, and marketable securities.

About NVIDIA
NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, CA and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to, timing and extent of any stock repurchases, manner of stock repurchase, the date of the distribution of the dividend and the number of shares outstanding after the split are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, inability to complete the stock split in a timely manner, the impact of technological developments, difficulties in the development of new and enhanced products, our dependence on third-party manufacturers, general industry trends including cyclical trends in the semiconductor and PC industries, the impact of competition including competitive products and pricing alternatives, slower than expected or unanticipated changes in industry standards and interfaces, and other risks detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for its quarter ended October 30, 2005. These forward-looking statements speak only as of the date of this release. NVIDIA disclaims any obligation to update these forward-looking statements.

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